Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204766

This preliminary prospectus supplement relates to an effective registration statement filed with the Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and are not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated January 10, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 5, 2015)

20,000,000 Shares

Parsley Energy, Inc.

Class A Common Stock

We are offering 20,000,000 shares of our Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PE”. On January 6, 2017, the last sale price of our Class A common stock as reported on the NYSE was $36.61 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

(1)	We have also agreed to reimburse the underwriters for certain of their expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters an option to purchase up to an additional 3,000,000 shares of Class A common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

The shares are expected to be ready for delivery on or about                     , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	BMO Capital Markets

Prospectus Supplement dated                     , 2017

Prospectus Supplement

Page

About This Prospectus Summary	S-ii

Cautionary Statement Regarding Forward-Looking Statements	S-iii

Summary	S-1

Company Information	S-4

The Offering	S-5

Risk Factors	S-6

Use of Proceeds	S-11

Capitalization	S-12

Dividend Policy	S-14

Market Price of our Class A Common Stock	S-15

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	S-16

Underwriting	S-20

Legal Matters	S-25

Experts	S-25

Where You Can Find Additional Information	S-25

Incorporation of Certain Documents by Reference	S-26

Prospectus

Page

About This Prospectus	1

About Parsley Energy, Inc.	1

Incorporation of Certain Documents by Reference	2

Available Information	3

Cautionary Statement Regarding Forward-Looking Statements	4

Risk Factors	6

Use of Proceeds	7

Ratios of Earnings to Fixed Charges	8

Description of Debt Securities	9

Description of Capital Stock	11

Description of Depositary Shares	16

Description of Warrants	17

Selling Stockholders	18

Legal Matters	19

Experts	19

Unaudited Pro Forma Financial Statements	19

Index to Financial Statements	F-1

S-i

ABOUT THIS PROSPECTUS SUMMARY

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of Certain Documents by Reference” in this prospectus supplement. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein, you should rely on the information contained in this prospectus supplement, which will be deemed to modify or supersede those made in the accompanying prospectus or documents incorporated by reference herein or therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to the information to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of our Class A common stock and seeking offers to buy shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information in the accompanying prospectus or contained in any document incorporated by reference is accurate as of any date other than the date of such prospectus or document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements, projections and estimates concerning our operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of currently available information, our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Actual results may differ materially from those implied or expressed by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement, or if earlier, as of the date they were made. We disclaim any obligation to update or revise these statements unless required by law, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed under the headings “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference into this prospectus, and the risk factors included in this prospectus and in any documents incorporated by reference herein.

Forward-looking statements may include statements about our:

•	business strategy;

•	reserves;

•	exploration and development drilling prospects, inventories, projects and programs;

•	ability to replace the reserves we produce through drilling and property acquisitions;

•	financial strategy, liquidity and capital required for our development program;

•	realized oil, natural gas and natural gas liquids (“NGLs”) prices;

•	timing and amount of future production of oil, natural gas and NGLs;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	marketing of oil, natural gas and NGLs;

•	leasehold or business acquisitions;

S-iii

•	costs of developing our properties;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” herein and in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference herein.

Additionally, we caution you that reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

S-iv

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. Before deciding whether to invest in our Class A common stock, for a more complete understanding of our business and this offering, you should read carefully this entire prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any other documents to which we refer. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus, our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to determine whether an investment in our Class A common stock is appropriate for you. As used in this prospectus supplement, references to the “Company,” “Parsley,” “we,” “us” and “our” refer to Parsley Energy, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires. Unless we indicate otherwise, the information presented in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Overview

We are an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin. The Permian Basin is located in West Texas and Southeastern New Mexico and is comprised of three primary sub-areas: the Midland Basin, the Central Basin Platform and the Delaware Basin. These areas are characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. Our properties are located in the Midland and Delaware Basins, where we focus predominantly on horizontal development drilling and expect to target various stacked pay intervals in the Spraberry, Wolfcamp, Upper Pennsylvanian (Cline) and Atoka shales. For additional information about our company, please read the documents listed under “Incorporation of Certain Documents by Reference.”

Recent Developments

Glasscock County Acquisition

On October 4, 2016, we acquired, from unaffiliated third-party sellers, 11,672 gross (9,140 net) undeveloped acres and 67 gross (60 net) vertical wells with estimated current net production of approximately 270 Boe/d in Glasscock County, Texas, as well as certain mineral and overriding royalty interests (the “Glasscock County Acquisition”), for an aggregate purchase price of $390.9 million in cash, inclusive of a $20.0 million deposit paid to an escrow account upon signing the purchase and sale agreement in the third quarter of 2016.

New Revolving Credit Facility

On October 28, 2016, we and Parsley Energy, LLC, our majority-owned subsidiary (“Parsley LLC”), entered into a revolving credit agreement (the “revolving credit agreement”) with Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the other lenders party thereto, which replaced our previously existing amended and restated credit agreement, which was terminated concurrently with entry into the revolving credit agreement.

The revolving credit agreement provides for a five-year senior secured revolving credit facility (the “revolving credit facility”), maturing on October 28, 2021, with a borrowing capacity of the lowest of (i) the borrowing base, (ii) the aggregate elected borrowing base commitments and (iii) $2.5 billion. The available borrowing capacity under the revolving credit facility is $599.7 million as of the date of this prospectus supplement. The amount we are able to borrow under the revolving credit facility is subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing, and other provisions of the revolving credit agreement. The revolving credit facility is secured by substantially all of the assets of Parsley LLC and its restricted subsidiaries.

December 2016 Refinancing

On December 6, 2016, Parsley LLC and Parsley Finance Corp., a wholly owned subsidiary of Parsley LLC (“Finance Corp.”), as issuers, and certain other subsidiaries of Parsley LLC, as guarantors, entered into a purchase agreement to sell $650.0 million aggregate principal amount of 5.375% senior notes due 2025 (the “2025 Notes”), at par, in an offering that was exempt from registration under the Securities Act (the “2025 Notes Offering”). The 2025 Notes Offering closed on December 13, 2016, and resulted in net proceeds, after deducting the initial purchasers’ discount and offering expenses, of approximately $644.1 million.

Concurrently with the 2025 Notes Offering, Parsley LLC used a portion of the net proceeds therefrom to fund a tender offer (the “Tender Offer”) to purchase for cash any and all of its $550 million aggregate principal amount of 7.500% Senior Notes due 2022 (the “2022 Notes”). Pursuant to the terms of the Tender Offer, holders of 2022 Notes that were validly tendered and accepted received total cash consideration of $1,066.72 per $1,000 principal amount of 2022 Notes, plus accrued and unpaid interest to, but not including, the settlement date, which was December 13, 2016, or, in the case of certain 2022 Notes tendered pursuant to guaranteed delivery procedures, December 15, 2016, resulting in aggregate cash payments of approximately $532.7 million. The 2022 Notes that remained outstanding following consummation of the Tender Offer were redeemed by Parsley LLC and Finance Corp. on January 5, 2017, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a “make-whole” premium, pursuant to the terms of the indenture relating to the 2022 Notes.

Recent Acquisitions

Since September 30, 2016, we have entered into purchase agreements to acquire, in unrelated transactions, approximately 31,800 gross (23,000 net) acres in the Midland and Southern Delaware Basins for aggregate consideration of approximately $607 million. These acquisitions include estimated current net production of approximately 2,300 Boe/d and 340 associated net horizontal drilling locations in our primary target intervals, including the Wolfcamp A, Wolfcamp B, Lower Spraberry and Bone Spring formations. In addition, since September 30, 2016, we have acquired certain mineral interests in approximately 660 net royalty acres in the Southern Delaware Basin for aggregate consideration of approximately $43 million. The transactions described above are referred to herein collectively as the “Acquisitions.”

The purchase agreements related to the Acquisitions generally contain customary representations and warranties, covenants and indemnification provisions. We expect each of the Acquisitions that has not yet closed to close on or before February 27, 2017, subject to the satisfaction of customary closing conditions. This offering is not conditioned on the consummation of the Acquisitions.

We intend to fund the aggregate purchase price for the Acquisitions with a portion of the net proceeds from this offering. Please read “Use of Proceeds.”

Ongoing Acquisition and Investment Activities

We regularly engage in discussions with potential sellers regarding acquisition opportunities. Such acquisition efforts may involve our participation in auction processes, as well as situations in which we believe we are the only buyer or one of a very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts can involve assets that, if acquired, would have a material effect on our financial condition and results of operations. We finance acquisitions with a combination of funds from equity and debt offerings, bank borrowings and cash generated from operations.

We typically do not announce a transaction until after we have executed a definitive agreement. In certain cases, in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or investment efforts will be successful.

COMPANY INFORMATION

We are a Delaware corporation. Our principal executive offices are located at 303 Colorado Street, Suite 3000, Austin, Texas 78701 and our telephone number at that address is (737) 704-2300. Our website address is www.parsleyenergy.com. Our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (the “SEC”) are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement.

The following diagram indicates our simplified ownership structure immediately following this offering (assuming that the option to purchase additional shares is not exercised):

THE OFFERING

Issuer	Parsley Energy, Inc.

Shares of Class A common stock offered by us	20,000,000 shares (23,000,000 shares if the option to purchase additional shares is exercised in full).

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 3,000,000 shares of Class A common stock within 30 days of the date of this prospectus supplement.

Shares of Class A common stock to be outstanding immediately after this offering	199,590,617 shares (202,590,617 shares if the option to purchase additional shares is exercised in full). The foregoing number of shares of our Class A common stock is based on 179,590,617 shares outstanding as of January 6, 2017. Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement (i) assumes no exercise of the option to purchase additional shares and (ii) includes 600,761 shares of restricted stock outstanding and unvested under the Parsley Energy, Inc. 2014 Long Term Incentive Plan.

Use of proceeds	We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $ million of net proceeds from this offering, or $ million if the option to purchase additional shares is exercised in full. We anticipate that we will contribute all of the net proceeds from this offering to Parsley LLC in exchange for a number of units in Parsley LLC (“PE Units”) equal to the number of shares of our Class A common stock issued by us in this offering. We intend to use a portion of the net proceeds from this offering to fund the aggregate purchase price for the Acquisitions. Any remaining net proceeds will be used to fund a portion of our capital program and for general corporate purposes, including potential future acquisitions. This offering is not conditioned on the consummation of the Acquisitions. Please read “Use of Proceeds.”

Risk factors	Investing in our Class A common stock involves risks. Before deciding to invest in our Class A common stock, you should carefully read and consider the information set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement, the “Risk Factors” sections of our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all other information set forth in, or incorporated by reference into, this prospectus supplement.

Listing and trading symbol	PE.

RISK FACTORS

Investing in our Class A common stock involves risks. Before deciding whether to purchase shares of our Class A common stock, you should carefully consider the risks and uncertainties described below as well as those described under “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in, or incorporated by reference into, this prospectus supplement. See “Incorporation of Certain Documents by Reference.” If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We are a holding company. Our sole material asset is our equity interest in Parsley LLC and we are accordingly dependent upon distributions from Parsley LLC to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in Parsley LLC. We have no independent means of generating revenue. To the extent Parsley LLC has available cash, we intend to cause Parsley LLC to make distributions to its unitholders, including us, in an amount sufficient to cover all applicable taxes at assumed tax rates and payments under the tax receivable agreement (the “Tax Receivable Agreement”) we have entered into with Parsley LLC and each holder of PE Units (a “PE Unit Holder”), and to reimburse us for our corporate and other overhead expenses. We are limited, however, in our ability to cause Parsley LLC and its subsidiaries to make these and other distributions to us due to the restrictions under our revolving credit agreement and the indentures governing our 6.250% Senior Notes due 2024 (the “2024 Notes”) and our 2025 Notes (together with the 2024 Notes, the “Notes”). To the extent that we need funds and Parsley LLC or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

The price of our Class A common stock in this offering may not be indicative of the market price of our Class A common stock after this offering and may fluctuate significantly.

The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock. The price of our Class A common stock in this offering will be negotiated between us and the underwriters and may not be indicative of the market price of our Class A common stock after this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price paid by you in this offering.

The following factors, among others, could affect our stock price:

•	our operating and financial performance;

•	the number of identified drilling locations and our reserves estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production, and unit costs;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by us or other stockholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described in this “Risk Factors” section or in the “Risk Factors” section in our most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

The stock markets in general have historically experienced significant volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. During the 52-week period immediately preceding the date of this prospectus supplement, the price of our Class A common stock as reported on the NYSE ranged from a high of $39.82 to a low of $14.51 per share. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

We may not consummate the Acquisitions, and this offering is not conditioned on the consummation of the Acquisitions.

We intend to use a portion of the net proceeds from this offering to fund the aggregate purchase price for the Acquisitions, as described under “Summary—Recent Developments.” However, we may not consummate the Acquisitions, which are subject to the satisfaction of customary closing conditions. There can be no assurance that such conditions will be satisfied or that the Acquisitions will be consummated.

This offering is not conditioned on the consummation of the Acquisitions. Therefore, upon the closing of this offering, you will become a holder of our Class A common stock regardless of whether the Acquisitions are consummated, delayed or terminated. If the Acquisitions are delayed or terminated, the price of our Class A common stock may decline to the extent that the current market price of our Class A common stock reflects a market assumption that the Acquisitions will be consummated on the terms described herein.

If the Acquisitions are not consummated, our management will have broad discretion in the application of the net proceeds from this offering and could apply the proceeds in ways that you or other stockholders may not approve, which could adversely affect the market price of our Class A common stock.

Our actual operating results, costs and activities could differ materially from our guidance.

We have incorporated by reference in this prospectus supplement certain forecasted operating results, costs and activities, including, without limitation, our future expected production results, price realizations, operating expenses, capital expenditures and drilling activity. This forward-looking guidance represents our management’s estimates as of the date of this prospectus supplement, is based upon a number of assumptions that are inherently uncertain and is subject to numerous business, economic, competitive, financial and regulatory risks, including the risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. Many of these risks and uncertainties are beyond our control, such as declines in commodity prices and the speculative nature of estimating natural gas, NGLs and oil reserves and in projecting future rates of production. If any of these risks and uncertainties actually occur or the assumptions underlying our guidance are incorrect, our actual operating results, costs and activities may be materially and adversely different from our guidance. In addition, investors should also recognize that the reliability of any guidance diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put our guidance in context and not to place undue reliance upon it.

Our amended and restated certificate of incorporation and our amended and restated bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings;

•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

•	establishing advance notice and certain information requirements for nominations for election to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, certain change of control events have the effect of accelerating any payments due under our revolving credit agreement and our Tax Receivable Agreement, which could be substantial and accordingly serve as a disincentive to a potential acquirer of our company. Please see “—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.”

We do not intend to pay dividends on our Class A common stock, and our revolving credit agreement and the indentures governing our Notes place certain restrictions on our ability to do so. Consequently, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.

We do not plan to declare dividends on shares of our Class A common stock in the foreseeable future. Additionally, our revolving credit agreement and the indentures governing our Notes place certain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in us will be if you sell your Class A common stock at a price greater than you paid for it. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you pay for our Class A common stock in this offering.

Future sales of our Class A common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional shares of Class A common stock or securities convertible into shares of our Class A common stock in subsequent offerings. We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.

On May 27, 2014, we filed a registration statement with the SEC on Form S-8 providing for the registration of 12,727,273 shares of our Class A common stock issued or reserved for issuance under our equity incentive plan. Subject to the satisfaction of vesting conditions, the expiration or waiver of lock-up agreements and the requirements of Rule 144 under the Securities Act, shares registered under the registration statement on Form S-8 are available for resale immediately in the public market without restriction.

On March 11, 2015, we filed a registration statement with the SEC on Form S-1 providing for the registration of 14,885,797 shares of our Class A common stock in connection with a private placement of such Class A common stock at a price of $15.50 per share to selected institutional investors.

On June 5, 2015, we filed an automatically effective registration statement with the SEC on Form S-3 providing for the continued registration of such shares of our Class A common stock, which are available for resale immediately in the public market without restriction, as well as the registration of additional shares of our Class A common stock and certain other of our securities.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

The PE Unit Holders generally have the right to exchange (the “Exchange Right”) their PE Units (and a corresponding number of shares of Class B common stock), for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each PE Unit (and a corresponding number of shares of Class B common stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications), or, if either we or Parsley LLC so elects, cash (the “Cash Option”).

We have entered into a Tax Receivable Agreement with Parsley LLC and the PE Unit Holders and certain other holders of equity interests in us (each such person, a “TRA Holder”). This agreement generally provides for the payment by us to a TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state or local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after our initial public offering (“IPO”) as a result of (i) any tax basis increases resulting from the contribution in connection with our IPO by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A common stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of PE Units for cash pursuant to the Cash Option) and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced upon the completion of our IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement by making the termination payment specified in the agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of the exchanges of PE Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the Tax Receivable Agreement constituting imputed interest or depletable, depreciable or amortizable basis. We expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial.

The payments under the Tax Receivable Agreement are not conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in us. See “Transactions with Related Persons—Tax Receivable Agreement” in our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, which is incorporated herein by reference.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

If we elect to terminate the Tax Receivable Agreement early or it is terminated early due to certain mergers or other changes of control we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the Tax Receivable Agreement, which calculation of anticipated future tax benefits will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including the assumption that we have sufficient taxable income to fully utilize such benefits and that any PE Units that the PE Unit Holders or their permitted transferees own on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of such future benefits.

In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control due to the additional transaction cost a potential acquirer may attribute to satisfying such obligations.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The holders of rights under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

Certain federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated as a result of future legislation.

In recent years, legislation has been proposed that would, if enacted into law, significantly change U.S. tax laws, including certain key U.S. federal income tax provisions currently available to oil and gas companies. Such legislative proposals have included, but not been limited to: (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain domestic production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Congress could consider, and could include, some or all of these proposals as part of tax reform legislation accompanying lower federal income tax rates. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that currently are available with respect to oil and gas development, or increase costs, and any such changes could have an adverse effect on our financial position, results of operations and cash flows.

USE OF PROCEEDS

We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $        million of net proceeds from this offering, or $        million if the option to purchase additional shares is exercised in full. We anticipate that we will contribute all of the net proceeds from this offering to Parsley LLC in exchange for a number of PE Units equal to the number of shares of our Class A common stock issued by us in this offering. We intend to use a portion of the net proceeds from this offering to fund the aggregate purchase price for the Acquisitions. Any remaining net proceeds will be used to fund a portion of our capital program and for general corporate purposes, including potential future acquisitions. This offering is not conditioned on the consummation of the Acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis;

•	as adjusted to give effect to the Glasscock County Acquisition, the 2025 Notes Offering and the use of proceeds therefrom to fund the Tender Offer and the redemption of 2022 Notes that remained outstanding thereafter, as if each had occurred on September 30, 2016; and

•	as further adjusted to give effect to this offering (assuming no exercise of the option to purchase additional shares) as if it had occurred on September 30, 2016.

	Actual	As Adjusted	As Further Adjusted
	(in thousands, except per-share data)
Cash and cash equivalents(1)	$571,762	$258,495	$

Long-term debt:
Revolving credit facility(2)	—	—		—
2022 Notes(3)	550,000	—		—
2024 Notes(4)	400,000	400,000		400,000
2025 Notes(5)	—	650,000		650,000

Other debt	2,924	2,924		2,924

Total indebtedness	$952,924	$1,052,924		$1,052,924

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding, actual, as adjusted and as further adjusted	—	—		—
Common stock:
Class A common stock(6)	1,797	1,797		1,997
Class B common stock, $0.01 par value, 125,000,000 shares authorized, 28,008,573 issued and outstanding, actual, as adjusted and as further adjusted	280	280		280
Additional paid-in capital	2,149,999	2,149,999
Accumulated deficit(7)	(34,712)	(75,073)		(75,073)
Treasury stock, at cost, 139,416 shares, actual, as adjusted and as further adjusted	(381)	(381)		(381)

Total stockholders’ equity	2,116,983	2,076,622

Total capitalization	$3,069,907	$3,129,546	$

(1)	On October 4, 2016, we paid $390.9 million of cash, inclusive of a $20.0 million deposit paid in the third quarter of 2016, as consideration for the Glasscock County Acquisition. On December 13, 2016, we received approximately $644.1 million of cash, after deducting the initial purchasers’ discount and offering expenses, in net proceeds from the 2025 Notes Offering. In connection therewith, on December 13, 2016 and December 15, 2016, we paid an aggregate of $520.7 million in cash, excluding accrued and unpaid interest, to fund the Tender Offer. On January 5, 2017, we paid $65.7 million in cash, excluding accrued and unpaid interest, to redeem the 2022 Notes that remained outstanding after consummation of the Tender Offer. See “Summary—Recent Developments—Glasscock County Acquisition” and “Summary—Recent Developments—December 2016 Refinancing.”
(2)	On October 28, 2016, we entered into the revolving credit agreement, which replaced our previously existing amended and restated credit agreement. See “Summary—Recent Developments—New Revolving Credit Facility.” Upon entry into the revolving credit agreement, the aggregate elected borrowing base commitment level thereunder was $600.0 million. As of January 6, 2017, we had no borrowings outstanding and $0.3 million of letters of credit outstanding, resulting in availability of $599.7 million.
(3)	Pursuant to the Tender Offer and the redemption of the 2022 Notes that remained outstanding thereafter, we repurchased or redeemed, as applicable, all outstanding 2022 Notes during December 2016 and January 2017. See “Summary—Recent Developments—December 2016 Refinancing.”

(4)	Reflected at principal amount and excludes issue premium of $4.0 million on $200 million of our 2024 Notes issued on August 19, 2016, which will be amortized over the life of the 2024 Notes.
(5)	Reflected at principal amount. See “Summary—Recent Developments—December 2016 Refinancing.”
(6)	Class A common stock, $0.01 par value, 600,000,000 shares authorized, 179,730,033 issued and 179,590,617 outstanding, actual; 600,000,000 shares authorized, 179,730,033 issued and 179,590,617 outstanding, as adjusted; and 600,000,000 shares authorized, 199,730,033 issued and 199,590,617 outstanding, as further adjusted.
(7)	As adjusted and as further adjusted amounts reflect an aggregate premium of $36.5 million paid in connection with the Tender Offer and the redemption of the 2022 Notes that remained outstanding thereafter, and the write-off of $7.9 million of issuance costs and $4.0 million of issue premium related to the 2022 Notes.

DIVIDEND POLICY

We have never declared or paid any dividends to holders of our Class A common stock, and do not anticipate declaring or paying any dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, for the development and growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors that our board of directors may deem relevant. In addition, our revolving credit agreement and the indentures governing our Notes place restrictions on our ability to pay cash dividends.

MARKET PRICE OF OUR CLASS A COMMON STOCK

The table below sets forth, for the periods indicated, the high and low sales prices per share of our Class A common stock, as reported on the NYSE.

	High	Low
2015
First Quarter	$18.34	$13.38
Second Quarter	$19.02	$15.52
Third Quarter	$17.75	$13.29
Fourth Quarter	$20.33	$14.60
2016
First Quarter	$23.00	$14.51
Second Quarter	$28.01	$21.23
Third Quarter	$35.00	$26.40
Fourth Quarter	$39.82	$31.74
2017
First Quarter (through January 6, 2017)	$36.89	$35.19

On January 6, 2017, the closing price of our Class A common stock on the NYSE was $36.61 per share.

As of January 6, 2017, we had approximately 30 holders of record of our Class A common stock. This number excludes owners for whom Class A common stock may be held in “street” name.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal gift or estate tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•	persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT OR ESTATE TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently make, and do not plan to make for the foreseeable future, any distributions on our Class A common stock. However, if we do make distributions of cash or other property on our Class A common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of Class A common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds from the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investments in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL GIFT OR ESTATE TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement between us and Morgan Stanley & Co. LLC, as representative of the underwriters, the underwriters have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock set forth below.

Underwriter	Number of Shares
Morgan Stanley & Co. LLC
BMO Capital Markets Corp.

Total	20,000,000

The underwriting agreement provides that the underwriters are severally, and not jointly, obligated to purchase all the shares of Class A common stock in this offering if any are purchased, other than those shares covered by the option to purchase additional shares. We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,000,000 additional shares of Class A common stock at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus less a selling concession of $            per share. After the initial offering of the shares of Class A common stock, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the shares through their affiliates.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. The underwriters have informed us that they do not expect sales to accounts over which they have discretionary authority to exceed 5% of the shares of Class A common stock being offered.

The following table summarizes the discounts and commissions that we will pay.

Total
	Per Share	Without Option	With Option
Discounts and commissions to be paid by us	$	$	$

We estimate our out-of-pocket expenses for this offering will be approximately $            . We have also agreed to reimburse the underwriters for certain of their expenses up to $30,000 as set forth in the underwriting agreement.

Lock-Up Agreements

In connection with this offering, we agreed that, for a period of 30 days from the date of this prospectus supplement, subject to certain exceptions described below, we will not, directly or indirectly: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, share of Class A common stock or any securities convertible into or exchangeable or exercisable for Class A common stock (“Lock-Up Securities”) (other than the shares offered hereby and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement (each, an “Employee Plan”), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up

Securities (other than the grant of options pursuant to an Employee Plan), (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Morgan Stanley & Co. LLC, except for (x) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options that are outstanding on or prior to the date of this prospectus supplement, (y) the filing of a registration statement on Form S-8 relating to, and the issuance and sale of Lock-Up Securities pursuant to, the terms of an Employee Plan and (z) issuances of Lock-Up Securities issued as consideration for the acquisition of equity interests or assets of any person, or the acquiring by us by any other manner of any business, properties, assets, or persons, in one transaction or a series of related transactions or the filing of a registration statement related to such Lock-Up Securities; provided that (1) no more than an aggregate of 10% of the number of shares of our capital stock outstanding as of the closing date of this offering are issued as consideration in connection with all such acquisitions and (2) prior to the issuance of such shares of our capital stock each recipient of such shares agrees in writing to be subject to the “lock-up” described herein for the remaining term of the 30-day lock-up period. The 30-day period will commence on the date of this prospectus supplement and continue for 30 days or until such earlier date as Morgan Stanley & Co. LLC may consent to in writing.

In addition, each of our officers and directors has agreed in connection with this offering that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Stanley & Co. LLC, for a period of 30 days after the date of this prospectus supplement, except that such officers or directors may exchange any units in Parsley LLC and a corresponding number of our shares of Class B common stock for Class A common stock in accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of Parsley LLC.

These lock-up restrictions are subject to certain specific exceptions, including any transactions relating to shares of our Class A common stock acquired in the open market after the closing of this offering, the exercise or vesting of outstanding options and other equity-based awards granted pursuant to certain equity incentive and other plans, and the withholding of shares of our Class A common stock for the payment of taxes due upon such exercise or vesting, entry into new trading plans in compliance with Rule 10b5-1 of the Exchange Act and sales pursuant to Rule 10b5-1 trading plans in effect on the date of this prospectus supplement. The lock-up restrictions will also permit transfers of Class A common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of such shares agrees to be bound by the same restrictions on sales.

Morgan Stanley & Co. LLC, in its sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the Class A common stock and other securities from lock-up agreements, Morgan Stanley & Co. LLC will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of Class A common stock or other securities for which the release is being requested.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities.

The underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. Affiliates of the underwriters are lenders under our credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Exchange Act as described below.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by an underwriter of shares in excess of the number of shares such underwriter is obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that it may purchase by exercising its option to purchase additional shares. The underwriter may also sell shares in excess of the option, creating a naked short position. The underwriter must close out any short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Prospectus

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each such state being referred to herein as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (each such date being referred to herein as a “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of our Class A common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated and combined financial statements of Parsley Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, incorporated by reference herein, and the effectiveness of internal control over financial reporting as of December 31, 2015, have been audited by KPMG LLP, independent registered public accounting firm, as stated in its reports incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of December 31, 2015, is based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, current and other reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and through the SEC’s website at http://www.sec.gov.

Our Class A common stock is listed on the NYSE under the symbol “PE.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.parsleyenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC.

The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed), after the date of this prospectus supplement and before the filing of a post-effective amendment to the registration statement of which this prospectus supplement is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on January 5, 2016, March 23, 2016, April 4, 2016, April 6, 2016, May 23, 2016, May 27, 2016, June 3, 2016, August 12, 2016, and August 15, 2016, August 19, 2016, September 30, 2016, October 5, 2016, November 2, 2016, December 6, 2016, December 7, 2016, December 13, 2016, December 21, 2016, January 5, 2017 and January 10, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015, from our Definitive Proxy Statement on Schedule 14A filed on April 22, 2016; and

•	the description of our Class A common stock contained in our Form 8-A filed on May 20, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our Class A common stock.

These reports contain important information about us, our financial condition and our results of operations.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Phone: (737) 704-2300

PROSPECTUS

Parsley Energy, Inc.

Debt Securities

Guarantees of Debt Securities

Class A Common Stock

Preferred Stock

Depositary Shares

Warrants

From time to time we may offer and sell the following securities:

•	Debt securities, which may be senior or subordinated, and which may be guaranteed by certain of our subsidiaries, including Parsley Energy, LLC, Parsley Energy, L.P., Parsley Energy Management, LLC, Parsley Energy Operations, LLC, Parsley Energy Aviation, LLC and Parsley Finance Corp.;

•	Shares of Class A common stock;

•	Shares of preferred stock;

•	Depositary shares; and

•	Warrants.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “PE.”

Our principal executive offices are located at 303 Colorado Street, Suite 3000, Austin, Texas 78701, and our telephone number at that address is (737) 704-2300.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 6 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2015.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Parsley Energy, Inc. and the debt securities, Class A common stock, preferred stock, depositary shares and warrants that we may offer. Each time securities are offered by means of this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

ABOUT PARSLEY ENERGY, INC.

Overview

We are an independent oil and natural gas company focused on the acquisition, development and exploitation of unconventional oil and natural gas reserves in the Permian Basin. The Permian Basin is located in West Texas and Southeastern New Mexico and is comprised of three primary sub-areas: the Midland Basin, the Central Basin Platform and the Delaware Basin. These areas are characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. Our properties are primarily located in the Midland and Delaware Basins and our activities have historically been focused on the vertical development of the Spraberry, Wolfberry and Wolftoka Trends of the Midland Basin. Our vertical wells in the Permian Basin are drilled into stacked pay zones that include the Spraberry, Wolfcamp, Upper Pennsylvanian (Cline), Strawn, Atoka and Mississippian formations. During the course of 2014 we transitioned from primarily vertical development drilling to predominantly horizontal development drilling activity. For additional information about our company, please read the documents listed under “Incorporation of Certain Documents by Reference.”

Organizational Structure

We are a holding company that was incorporated as a Delaware corporation on December 11, 2013, for the purpose of facilitating our initial public offering (the “IPO”) and to become the sole managing member of Parsley Energy, LLC, which we refer to as “Parsley LLC.” Our principal asset is a controlling equity interest in Parsley LLC. On May 22, 2014, a registration statement filed on Form S-1 with the SEC related to shares of our Class A common stock, par value $0.01 per share (“Class A common stock”), was declared effective. The IPO closed on May 29, 2014. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. As a result of the IPO and certain related reorganization transactions, we became the sole managing member of, and have a controlling equity interest in, Parsley LLC. As the sole managing member of Parsley LLC, we operate and control all of the business and affairs of Parsley LLC and, through Parsley LLC and its subsidiaries, conduct our business. We consolidate the financial results of Parsley LLC and its subsidiaries and record noncontrolling interests for the economic interest in Parsley LLC held by the other holders of equity interests in Parsley LLC.

Company Information

We are a Delaware corporation. Our principal executive offices are located at 303 Colorado Street, Suite 3000, Austin, Texas 78701 and our telephone number at that address is (737) 704-2300. Our website address is www.parsleyenergy.com.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Parsley Energy, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed on February 11, 2015, and April 27, 2015;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A filed on April 28, 2015; and

•	the description of our Class A common stock contained in our Form 8-A filed on May 20, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our Class A common stock.

These reports contain important information about us, our financial condition and our results of operations.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Phone: (737) 704-2300

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our Class A common stock is listed and traded on The New York Stock Exchange (the “NYSE”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.parsleyenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under, but not limited to, the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), all of which are incorporated by reference in this prospectus, and any risk factors included in any applicable prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about our:

•	business strategy;

•	reserves;

•	exploration and development drilling prospects, inventories, projects and programs;

•	ability to replace the reserves we produce through drilling and property acquisitions;

•	financial strategy, liquidity and capital required for our development program;

•	realized oil, natural gas, and natural gas liquids (“NGLs”) prices;

•	timing and amount of future production of oil, natural gas and NGLs;

•	hedging strategy and results;

•	future drilling plans;

•	competition and government regulations;

•	ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	marketing of oil, natural gas and NGLs;

•	leasehold or business acquisitions;

•	costs of developing our properties;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas, and NGLs. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas, and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling stockholder.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,					Three Months Ended March 31, 2015(a)
($ in thousands)	2010	2011	2012	2013	2014
Fixed charges:
Interest expense	$34	$492	$6,362	$13,949	$38,922	$15,050
Capitalized interest	—	234	999	3,409	2,689	—
Portion of rental expense which represents interest factor	3	6	14	35	69	79

Total Fixed Charges	$36	$732	$7,374	$17,393	$41,681	$15,129

Earnings available for fixed charges:
Pre-tax income	$1,566	$11,935	$13,453	$29,415	$93,190	$(39,819)
Less: (income)/loss from equity investments	8	(136)	(267)	(184)	(348)	(87)
Add: fixed charges	36	732	7,374	17,393	41,681	15,129
Add: capitalized interest amortized during period	—	2	6	131	193	—
Less: capitalized interest	—	(234)	(999)	(3,409)	(2,689)	—
Less: net (income)/loss - noncontrolling interests	—	—	—	—	(33,294)	13,342

Total earnings available for fixed charges	$1,611	$12,299	$19,567	$43,346	$98,733	$(11,434)

Ratio of earnings to fixed charges(b)(c)	43.9x	16.8x	2.7x	2.5x	2.4x	(0.8x )

(a)	We would have needed to generate additional $26.6 million to achieve coverage of 1:1 for the quarter ended March 31, 2015.
(b)	We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.
(c)	For purposes of calculating the ratios of consolidated earnings to fixed charges, “earnings” consists of pre-tax income (loss) from continuing operations. “Fixed charges” consist of interest expense and capitalized interest. Interest expense includes amortization of discounts, financing fees, and deferred financing amortization.

DESCRIPTION OF DEBT SECURITIES

The “Debt Securities” will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the subsidiary guarantors of such Debt Securities (each a “Subsidiary Guarantor”), if applicable, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Our rights and the rights of our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary (other than the Subsidiary Guarantors of such securities, if applicable), upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our Class A common stock.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement respecting a particular series of Debt Securities, one or more Subsidiary Guarantors identified therein will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series described in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our Class A common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Original Issue Discount Securities may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities (each a “Global Security”) that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below, and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF CAPITAL STOCK

As of June 3, 2015, our authorized capital stock consisted of 600,000,000 shares of Class A common stock, $0.01 par value per share, of which 108,823,744 were issued and 108,752,611 were outstanding; 125,000,000 shares of Class B common stock, $0.01 par value per share, of which 32,145,296 were issued and outstanding; and 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. The following summary of our capital stock, amended and restated certificate of incorporation and amended and restated bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.

Class A Common Stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

Generally. In connection with our IPO and concurrent corporate reorganization, Parsley LLC distributed to its then-existing owners a class of units known as “PE Units.” Upon completion of the IPO, each holder of PE Units (a “PE Unit Holder”) received one share of Class B common stock for each PE Unit that it held. Accordingly, each PE Unit Holder has a number of votes in Parsley Energy, Inc. equal to the aggregate number of PE Units that it holds.

Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock, and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We are not subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•	provide that our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding Class A common stock;

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, the Sponsors (as defined in our amended and restated certificate of incorporation) or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

•	provide that our amended and restated bylaws can be amended by the board of directors.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or

•	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “PE.”

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our Class A common stock, debt securities, preferred stock or any combination of the foregoing securities. Warrants may be issued independently or together with our securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of securities purchasable upon exercise of the warrants and the price at which such securities may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) the United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of securities, including the right to receive payments of any dividends on the securities purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, securities in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholder that are covered by such prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated and combined financial statements of Parsley Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of properties acquired by Parsley Energy, L.P. from Pacer Energy, Ltd. for the year ended December 31, 2013 have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of December 31, 2014 is based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in these matters.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On May 1, 2014, Parsley Energy, L.P., a Texas limited partnership and wholly owned subsidiary of Parsley LLC, acquired certain oil and gas leaseholds located in the State of Texas and various other related rights, permits, contracts, equipment and other assets from Pacer Energy, Ltd., a Delaware limited partnership (the “Pacer Acquisition”). The aggregate purchase price for the Pacer Acquisition was $165.3 million, including customary post-effective date adjustments, all of which was paid in cash.

Had the Pacer Acquisition been effective on January 1, 2014, Parsley would have had the following pro forma effects to its income statement:

•	Revenue increase of $6.2 million from the sale of approximately 91,000 barrel equivalents of production;

•	Lease operating expense increase of $0.3 million;

•	Production and ad valorem taxes increase of $0.3 million;

•	Depreciation, depletion and amortization increase of $1.8 million; and

•	Interest expense increase of $2.3 million

PACER ASSETS ACQUISITION

Historical Financial Statements

Independent Auditor’s Report	F-2

Statements of revenues and direct operating expenses for the year ended December 31, 2013 and the three months ended March 31, 2014	F-3

Notes to statements of revenues and direct operating expenses	F-4

Independent Auditor’s Report

The Board of Managers

Parsley Energy, LLC:

Report on the Financial Statements

We have audited the accompanying statement of revenues and direct operating expenses of properties acquired by Parsley Energy, L.P. from Pacer Energy, Ltd. (the “Properties”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues and direct operating expenses in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making these risk assessments, the auditor considers the internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

The accompanying statement of revenues and direct operating expenses referred to above was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement of revenues and direct operating expenses is not intended to be a complete presentation of the operations of the Properties.

Opinion

In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Properties for the year ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

May 5, 2014

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF PROPERTIES ACQUIRED BY PARSLEY ENERGY, L.P. FROM PACER ENERGY, LTD.

	For the Year Ended December 31, 2013	For the Three Months Ended March 31, 2014
		(unaudited)
	(in thousands)
REVENUES:
Oil sales	$6,741	$3,966
Natural gas and natural gas liquids	1,762	1,369

Total operating revenues	8,503	5,335
DIRECT OPERATING EXPENSES:
Lease operating expense	140	199
Production taxes	443	295

Total direct operating expenses	583	494

OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$7,920	$4,841

See accompanying notes to the Statements of Revenues

and Direct Operating Expenses of Properties Acquired by Parsley Energy, L.P. from Pacer Energy, Ltd.

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

PROPERTIES ACQUIRED BY PARSLEY ENERGY, L.P., FROM PACER ENERGY, LTD.

1.	BASIS OF PRESENTATION

On May 1, 2014, Parsley Energy, L.P., a Texas Limited Partnership, (referred to herein as “Parsley LP,”), a wholly-owned subsidiary of Parsley Energy, LLC, (“Parsley Energy”) acquired (the “Acquisition”) certain oil and gas leaseholds located in the State of Texas and various other related rights, permits, contracts, equipment and other assets (the “Acquired Properties”) from Pacer Energy, Ltd., a Delaware limited partnership (the “Seller). The effective date for the Acquisition was May 1, 2014 (the “Effective Date”). The aggregate purchase price for the Acquisition was $165.3 million, including customary post-effective date adjustments, all of which was paid in cash.

The accompanying Statement of Revenues and Direct Operating Expenses of the Properties Acquired by Parsley Energy, L.P. (the “Statement”) was prepared by Parsley Energy based on carved-out financial information and data from the Seller’s historical accounting records. Because the Acquired Properties are not separate legal entities, the accompanying Statement varies from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Acquired Properties including, but not limited to, general and administrative expenses, interest expense, and other indirect expenses. These costs were not separately allocated to the Acquired Properties in the accounting records of the Seller. In addition, these allocations, if made using historical general and administrative structures, would not produce allocations that would be indicative of the historical performance of the Acquired Properties had they been owned by Parsley Energy due to the differing size, structure, operations and accounting policies of the Seller and Parsley Energy. The accompanying Statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which Parsley Energy will incur upon the allocation of the purchase price paid for the Acquired Properties. For these reasons, the Statement is not indicative of the results of operations of the Acquired Properties on a going forward basis due to changes in the business and the omission of various operating expenses. Furthermore, no balance sheet has been presented for the Acquired Properties because not all of the historical cost and related working capital balances are segregated or easily obtainable, nor has information about the Acquired Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the accompanying Statement is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

The Seller commenced exploratory operations on the Acquired Properties during the year ended December 31, 2013. Accordingly, there is no historical financial or other information available with respect to any period prior to January 1, 2013.

2.	COMMITMENT USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of this Statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the Statement.

3.	COMMITMENTS AND CONTINGENCIES

As represented by the Seller in the Acquisition Agreement, there are no known claims, litigation or disputes pending as of the effective date of the Acquisition Agreement, or any matters arising in connection with indemnification, and neither Parsley Energy nor the Seller are aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the Statement.

4.	REVENUE RECOGNITION

Seller records revenues from the sales of crude oil and natural gas when they are produced and sold. There were no gas imbalances at December 31, 2013 or March 31, 2014.

5.	DIRECT OPERATING EXPENSES

Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease and gathering operating expenses, ad valorem taxes and production taxes. Certain costs such as depletion, depreciation and amortization, accretion of asset retirement obligations, general and administrative expenses and interest expense were not allocated to the Acquired Properties.

6.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (unaudited):

Estimated quantities of proved oil and gas reserves of the Acquired Properties were derived from reserve estimates prepared by Parsley Energy’s in-house petroleum engineers. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Acquired Properties’ proved reserves are located in the continental United States.

Guidelines prescribed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 932, Extractive Industries – Oil and Gas, have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated quantities of oil and gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Parsley Energy’s expectations of actual revenues to be derived from those reserves, nor their fair value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Parsley Energy emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. The standardized measure excludes federal income taxes as the tax basis for the Acquired Properties could not be determined or reasonably estimated for the periods presented. In addition, the tax basis of the Acquired Properties will differ from that of the Seller so any tax provision is not relevant. The Acquired Properties’ operations are located in Texas and are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 1.0% of income that is apportioned to Texas.

The following table sets forth information for the year ended December 31, 2013 with respect to changes in the Acquired Properties’ proved (i.e., proved developed and undeveloped) reserves:

	Year Ended December 31, 2013
	Crude Oil (Bbls)	Liquids (Bbls)	Natural Gas (Mcf)	Boe
	(in thousands)
Proved Developed and Undeveloped Reserves:
Beginning of the year	—	—	—	—
Extensions and discoveries	4,625	2,131	11,814	8,725
Production	(70)	(6)	(342)	(133)

End of the year	4,555	2,125	11,472	8,592

Proved developed reserves, included above:
December 31, 2013	878	517	2,791	1,860
Proved undeveloped reserves, included above:
December 31, 2013	3,677	1,608	8,681	6,732

The following values for the crude oil and natural gas reserves at December 31, 2013, are based on prices of $93.42 per bbl and $3.47 per Mcf. These prices were based on the 12 month arithmetic average of the first-day-of-the-month prices for the proceeding 12-month period. The crude oil pricing was based off the West Texas Intermediate price and natural gas pricing was based off of average Henry Hub spot natural gas prices. All prices have been adjusted for transportation, quality and basis differentials.

The following summary sets forth the Acquired Properties’ future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932:

December 31, 2013
(in thousands)
Future cash inflows	$543,307
Future production costs	(122,052)
Future development costs	(52,656)
Future income tax expenses	(3,803)

Future net cash flows	364,796
10% discount to reflect timing of cash flows	(230,320)

Standardized measure of discounted future net cash flows	$134,476

The principal sources of changes in the standardized measure of discounted future net cash flows were:

December 31, 2013
(in thousands)
Standardized measure, beginning of period	$—
Sales of oil and natural gas, net of production costs	(7,920)
Extensions and discoveries	143,955
Net change in income taxes	(1,559)

Standardized measure, end of period	$134,476

Parsley Energy, Inc.

20,000,000 Shares

Class A Common Stock

Morgan Stanley

BMO Capital Markets